Exhibit 99.1

Karuna Therapeutics Announces Closing of Initial Public Offering and Full Exercise of the Underwriters’ Option to Purchase Additional Shares

BOSTON, Mass., July 2, 2019 – Karuna Therapeutics, Inc. (Nasdaq: KRTX), a clinical-stage biopharmaceutical company primarily focused on developing novel therapies to address disabling neuropsychiatric conditions, today announced the closing of its initial public offering of 6,414,842 shares of common stock, which includes the full exercise of the underwriters’ option to purchase 836,718 additional shares of common stock, at a public offering price of $16.00 per share. All the shares are being offered by Karuna. The gross proceeds from the offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by Karuna, were approximately $102.6 million. The shares commenced trading on the Nasdaq Global Market under the ticker symbol “KRTX” on June 28, 2019.

Goldman Sachs & Co. LLC and Citigroup acted as joint book-running managers for the offering. Wells Fargo Securities is also serving as a joint book-running manager. Wedbush PacGrow acted as co-manager.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on June 27, 2019. The offering was made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained by contacting the offices of Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone: 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com; Citigroup Global Markets Inc., Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by phone at (800) 831-9146; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, or by telephone at 1-800-326-5897, or by email at cmclientsupport@wellsfargo.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Karuna

Karuna is an innovative clinical-stage biopharmaceutical company primarily focused on developing novel therapies to address disabling neuropsychiatric conditions characterized by significant unmet medical need. Karuna is currently conducting a Phase 2 clinical trial of its lead product candidate, KarXT (Karuna-Xanomeline-Trospium), for the treatment of acute psychosis in patients with schizophrenia. Karuna also plans to initiate clinical trials of KarXT to evaluate its potential therapeutic benefit in other central nervous system disorders, including psychosis in Alzheimer’s disease, as well as pain.

Investor Contact:

Chris Brinzey

Westwicke, an ICR Company

+1 339 970-2843

chris.brinzey@westwicke.com

Media Contact:

Liz Bryan

GlobalHealthPR

+1 202 587-2526

lbryan@spectrumscience.com